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FORWARD-LOOKING INFORMATION
ADDITIONAL INFORMATION AND WHERE TO FIND IT
CORPORATE PARTICIPANTS
PRESENTATION
QUESTION AND ANSWER

TD BANK FINANCIAL GROUP
NATIONAL BANK FINANCIAL CANADIAN FINANCIAL SERVICES CONFERENCE
WEDNESDAY MARCH 21, 2007
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TORONTO-DOMINION BANK’S (“TD”) PRESENTATION AT THE NATIONAL BANK FINANCIAL CANADIAN FINANCIAL SERVICES CONFERENCE AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION
From time to time, the Bank makes written and oral forward-looking statements, including in this report, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbor” provisions of applicable Canadian securities legislation. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets for 2007 and beyond and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. The economic assumptions for 2007 for each of the business segments are set out in the 2006 Annual Report under the headings “Economic Outlook” and “Business Outlook and Focus for 2007”. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require the Bank to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: credit, market, liquidity, interest rate, operational, reputational, insurance, strategic, foreign exchange, regulatory, legal and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2006 Annual Report; general business and economic conditions in Canada, the U.S. and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the development and introduction of new products and services in markets; developing new distribution channels and realizing increased revenue from these channels; the Bank’s ability to execute its integration, growth and acquisition strategies, including those of its subsidiaries, particularly in the U.S.; the ability to obtain the approval of TD Banknorth Inc. (“TD Banknorth”) stockholders, or any required governmental approvals, of the proposed merger between TD Banknorth and a wholly owned subsidiary of the Bank and the ability to satisfy other conditions to such transaction on the proposed terms and schedule; the impact of the factors enumerated above on TD Banknorth’s financial results, businesses, financial condition or liquidity; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; the failure of third parties to comply with their obligations to the Bank or its affiliates as such obligations relate to the handling of personal information; technological changes; the use of new technologies in unprecedented ways to defraud the Bank or its customers; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the U.S. securities litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communication, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information, see the discussion starting on page 56 of the Bank’s 2006 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward looking statements can be found in the 2006 Annual Report on Form 40-F for TD Bank Financial Group and

the 2006 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger between TD Banknorth and a wholly-owned subsidiary of The Toronto-Dominion Bank, TD Banknorth filed a definitive proxy statement with the Securities and Exchange Commission on March 19, 2007. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger because it will contain important information. Stockholders will be able to obtain a free copy of the definitive proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its 2007 annual meeting, which was filed with the Securities and Exchange Commission on February 23, 2007. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on February 28, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive proxy statement and Amendment No.3 to the Schedule 13E-3 transaction statement filed with the Securities and Exchange Commission on March 19, 2007.
CORPORATE PARTICIPANTS
Tim Hockey
The Toronto-Dominion Bank - Group Head Personal Banking, TD Bank Financial Group
PRESENTATION
Tim Hockey - The Toronto-Dominion Bank - Group Head Personal Banking, TD Bank Financial Group
Thank you, Rob and Rob. Before I begin, I have to read this not in total, just want to make the statement that the presentation contains forward-looking statements, and actual results could differ materially from what is discussed. Certain material factors or assumptions were applied in making these statements.
For additional information, we refer you to our 2006 Annual Report, which includes a description of factors that could cause actual results to differ, and can be found on our website at td.com. I hope that’s the last page that I actually read. Otherwise, I will actually skim quite quickly through the presentation. I know you all have copies, because my intent is to actually leave more time for the questions. I understand that’s probably your preference as well.
So, I would start off with why TD Bank, why would you want to invest in TD Bank? There’s three themes that I will talk to you today. They are, that we believe we are a different type of bank, that we actually have better growth and very much a lower risk focus, and that risk focus actually helps us generate consistently growing earnings over the entire cycle, not just in the short term, but in the long term.
Second, that we have industry leading performance, and I obviously will focus my energies on the performance of the Canadian Retail Bank, and that we have a strong and growing strategic thrust into the U.S. with two big brands being TD Banknorth and TD Ameritrade. So, why are we a different kind of bank? First, we focus on having a premium earnings mix, and that is predominantly retail. We have the highest retail mix of any of the big four banks. I will go into each of these points in a little bit more detail.

Second, that we have a wholesale bank that absolutely has a lower risk profile, notwithstanding it’s also a smaller portion of our overall earnings, it has a lower risk profile and good ROEs relative to its competition, and that we have a strong and growing balance sheet. With that, we believe that you could have better growth at a lower risk and again, our key is to make sure that we are generating that over the long term, not just by quarter or by year.
I talked about the premium earnings mix. You see here that we have 81% of our total earnings adjusted as of 2006 at 81%. That breaks down to about 69% in Canada, and about 12% in the U.S. That compares to about 70% from the other big four Canadian banks, 55% at the money center and top three super-regional banks. You will notice a couple of times we actually compare ourselves to the U.S. large players, being the super-regionals and the money center. I will just tell who those are. Three in the money center banks that we are comparing to there are — we will see a couple down here — BofA, JPMorgan Chase and Citi and the super-regionals I think are Wells, Wachovia and U.S. Bancorp.
Okay, I will pick up where we left. So, let’s turn to the wholesale banks. This is probably the part of the bank that has gone through the most change over the last few years. First, clearly, moved from the corporate lending outside of Canada. Our strategic focus in this segment is to make sure that we are focusing on growing our domestic franchise.
What we have done is taken a significant amount of the corporate — of the capital out of the business over the last few years, but at the same time make sure we are protecting our earnings. You see our ‘03 and ‘06 earnings base, and it’s obviously a very strong Q1 ‘07, and you see the very much shift to a higher return business.
So, we took that smaller amount of capital and clearly invested in businesses where we get a higher rate of return and we focus on being a strong domestic franchise player. It is paying off, as the only Canadian bank that didn’t buy a wholesale dealer, and we have been growing it, and we are focused on being a top three dealer which paid off. Recent stats would say we are number one in equity and financial trading. We are number two in debt underwriting, and number three in M&A.
Balance sheet. It’s a strong balance sheet obviously, couple of adjustments you see here. First, the number at 11.9%. We actually took about a point and a half off. We think there is a likelihood under Basel II that we won’t get the same sort of preferential capital treatment for our TD Ameritrade Holdings as we have under Basel I. We think that’s worth about a point and a half.
We have also declared our intention to take TD Banknorth private in the next couple of months and we think that will drop our capital ratio down to 9.8, and with the intention of growing it back up above 10 by the end of this fiscal year. The idea of course is we believe that with a strong capital base and with our strong ability to generate capital, then we — this has both enabled us to take advantage of opportunities as they come up, but also to grow our dividends as our earnings increases.
I talked about being the best return to the risk taken. We believe that it is important to invest in businesses where you get a better return for the risk. As you see here, that we are quite proud of as our return on risk-weighted assets is about 28% greater than the average of the Canadian banks.
Moving to industry-leading performance, and the fact that we believe we have a proven track record as our — earnings growth leaders. How do we do that? Well, quite simply, we believe that we are operators. As a general leadership and management culture, we put a lot of stock in being operators and we believe in simple business models.
At the end of the day, we would like to say that in any time, strategy is maybe 5% of the end result. It gets down to 95% of your actual results coming from the execution of that strategy. It would be easy for me to stand up and talk about grandiose strategies, but at the end of the day, it is the 30,000 people in TD Canada Trust that have to actually execute on that, that make it real or not.

So, we believe simple business models require to do things like continually reinvest, take the revenue growth and take the earnings that you have, and actually reinvest not just in next quarter or even next year’s earnings. In a retail bank in particular, you have to be drawing today, to fund your earnings growth a number of years out, and we will prove out in our numbers how that has worked out for us.
Operate with excellence, that’s one of our guiding principles. We put a lot of stock in actually saying, it is not just saying the words; it’s having the discipline, the systems, the follow-up mechanism in place to make sure that you actually what you are saying you are going to do. It might sound simple; it certainly isn’t. And we want to make sure and take advantage of growing — that we grow our under-penetrated businesses. And again, I will talk to each one of these.
If you do all these things, not just one day, one month, one quarter, you will consistently be able to build a culture where you have superior growth built in. Inside TDCT, and in fact in retail banking generally, if you think about TDCT segment plus our wealth segment, just want to talk a little bit about how you make the strategic alignment with your tactical objectives real. And that is to do some fairly, again, simple things.
You take simple strategic priorities and you establish them centrally. But you don’t just stop there, make one presentation to your senior leadership team, and say, there, we are done for the year. You then take those and break them down into clear component goals, where each contributing SBU or management team, part of your organization, has their part to play. You clearly communicate those goals.
You then get down to, if you want to go right down to the micro level, at the branch level and the individual business unit level, you have accountabilities that you operationalize, to use a bad word, inside scorecards. And we measure everybody on their ability to achieve their metrics, the numbers themselves, as well as their milestones or larger tactics inside those scorecards. And then you make sure that you tie in your incentive compensation, you award and recognition, and it is all tied to that scorecard achievement.
I was saying in the breakfast this morning, I can’t emphasize those four points enough. It is very clear to me that when we think back to the progress that we have been able to make over the last few years in terms of our results, having a culture that if you see in the bottom right-handed corner, focuses on vertical alignment.
Literally making sure that in the six or seven layers between the top of the house and the front-line people, that you are actually doing things that very much incents and rewards what you have asked them to do in their world. I will give you a small example for that. You know that we stand for customer service. We have the best customer service of all the banks.
So, as a result, we call literally over 400,000 customers every year, and we do that so we get a significant enough sample size, so that at the branch manager level, every branch in our 1,000-plus branch network, they get their customer satisfaction score and we rank them relative to everybody else in the system to make sure that they know that they are competing for their rewards and recognition and it is their score. We don’t just get them national score; we get the unit score.
Our electronic channels, our ABMs, our Web, it is all scored for customer satisfaction and the businesses that are — the people that run those businesses are scored and their compensation is impacted. So, [saying a graded] service and actually measuring it and rewarding at the individual level, that’s a great example of the vertical alignment that I think makes a performing culture.
We also want to make sure that between TD Canada Trust and Wealth, that there is a very strong culture of reciprocal business. And I often get asked that because we have two separate divisions between TD Canada Trust and TD Wealth, whether there is a good cross-referral flow of business. I can tell you that — well, if you compare our numbers, for example, to some of the U.S. super-regionals that I mentioned, we have seen their numbers in terms of the referrals back and forth and we have looked at ours and their numbers tail in comparison to our referral stats.
So, how do you do that? Again, it is not myself or Bill Hatanaka standing up in front of the group of our senior leaders, and saying “refer more business.” You have to actually make sure that you are removing the impediments to referring business back and forth between your average branch manager, or even your average financial advisor in a branch to the investment advisor or the local wealth channel partner.
You have to foster those relationships, and you have to make sure that there aren’t any reasons in their reward and recognition, in their incentive system to make that not happen. If it’s the right thing for the bank, you have to line that up to be the right thing for the individual facing the customer.
So, very strong culture of making sure we are doing what’s right for our customer, regardless of what channel that particular customer happens to operate through today, and make sure that there is a reciprocal referral flow. So, sometimes what you often hear in retail banks is it’s the flow of business from the retail bank, because of its very large multi-million number of customers, to generally a much smaller wealth organization, that’s the case in our world.
But, I can tell you that if Bill Hatanaka was up here and giving you a presentation on the Wealth division, he would equally stress the importance of his people sending business back to the retail bank. It’s a smaller referral flow, but the message is incredibly clear.
Our customers, whether we get them through the wealth channel, or whether we get them through the Canada — TD Canada Trust channel, they are customers of the TD Bank overall and we just need to make sure that we are offering whatever products we need to satisfy their needs. I talked a little bit about our quality of customer service being number one, in Canada. But, we are all basically number one or number two in market share in most retail products.
We think traditionally our sort of natural market share, if you will, is little bit north of 20% — 20%, 21%, 22% as compared to the other banks in Canada. Number one in customer service; we are very proud of that. And this isn’t just how we measure it. We measure it against the syndicated studies, JD Power, Synovate, the only two national syndicated studies of customer service and for the last two years in a row, we have been number one. Named Best Consumer Internet Bank in Canada.
So, what this is basically saying in — as you see, the fourth point here is, the only one of the Canadian banks to be named in the top ten Best Managed branch, TD Canada Trust last year. We fundamentally think of ourselves as retailers, and if you are a retailer, you are a distributor.
What the customers want from their distribution, they want great access any time they want to touch it, whether it be through the best branch network that we have got, so we are opening up more branches than anybody else. In 2005, we opened up 21 branches. That was equal to the sum total of every other bank of the big five combined. In 2006, we opened up 31 branches; the other big five banks combined opened 34. We are planning on opening 30 plus this year.
You might think that that’s a bit of an oxymoron in the days of Internet banking and telephone banking, but in fact we still believe that customers do care about walking into their branch. Not only does that great branch system have the best locations, we have also got the best hours. We think Canadians actually like extended hours, so we have on average ten hours more per week than the next closest big bank. So, if you think like a retailer, if you think like a distributor, you have to make sure you are investing in having the best distribution system that you can.
On the wealth management side, you know that we are number one in discount brokerage through our TD Waterhouse label here in Canada, and we are number two in the mutual funds by assets. So, what does this all mean if you continue to make these investments? Well, here is our story, and the slide — just to illustrate what you are looking at is, this is the year-over-year growth percentage in 2003 over 2002, 2004 over 2003, because we believe our objective, as we say, is to grow faster than the competition.
So, over the last four years, year-over-year, you can see how our growth has compared to the Canadian peers. So, we have got a stronger revenue growth model, as high as 123% higher in 2006. You can’t just do it on the revenue side. And this is the point I would say that I probably stress more than anything else, and that is, if you make investments for the future, we believe as your revenue grows, as long as you grow your expenses at about three points difference, about 300 basis points difference, you can ensure yourself of double-digit earnings growth, and you can make sure you are investing in the future.
That’s not an easy discipline to maintain in a very large organization. But, if you have got a good enough view of your earnings, try to take the volatility of your revenue streams out, and you are smart enough as a management team to look far enough in advance to actually make the decision —.
And that’s a key point because retail banking in particular is such a juggernaut, with that many number of people, with that many — the length of time you need to change initiatives and slow things down, you have to make sure that you have got a long view out into the future. That’s the story in TD Canada Trust over the last — well, going back to 2003.
So, back in 2003, revenue was pretty slow at 2.1%. So, as a result, our expenses actually shrank to give us that three point gap. You saw the story, in the intervening years to 2006, we hit 11.2% and 8.3% expense growth. Now, I know that you are — the first question I am normally asked is, “Wow, that’s a higher expense growth rate than the competition.” And I say, “Yes, and it should be” because our paradigm is not to just keep our expenses at X%.
Our expenses are always levered to our revenue growth. If we have stronger revenue growth, we think in the long-term, we are rewarded for consistently growing earnings faster than everybody else. And because as I said earlier, we have to invest in the future, as long as I can deliver about a three point gap, that by the way has generated 17 consecutive double-digit earnings quarters year-over-year.
Now, do we think we can do that forever? Probably not, but 17 in a row isn’t bad. So, that is the strategy. Now, we also put in Q1 ‘07, because we wanted to illustrate what we do when we think that revenue is actually going to decline. You have heard our — the revenue growth, I should say, is going to decline.
We don’t think we can continue to grow revenue going up, well on that number to 14%, 17%, 20%, it’s just not likely going to happen in the Canadian context. So, it’s easier, I think everybody knows this, to run a business where you spend more when your revenue goes up. It’s tougher to bring your expense rate of growth down, when you expect your revenue growth rate to go down. But, that’s what we did in Q4 — or in Q1, rather.
We started the ball rolling in Q3 and Q4, quite frankly, that said we think in Q1 of next year, it’s going to start coming off, in fact it actually just leveled off; it was slighter higher. We expected it would be lower than our Q4 growth rate. So, we took our expenses down. That’s our philosophy, every time we see our revenue or expense — revenue change, we will try and counteract with our expense growth.
Well, pretty simple math, if you grow your revenue faster than your expenses, then this is what happened to your efficiency ratio. So, from a higher 59.2 back in 2002, as of Q1, we are 52.7. What that has meant is that we are a large and efficient [shop], about 200 basis points lower than our peers.
I often get the question, “Well, how low is low?” We don’t think of it that way. Our rallying cry, if you will, is to be the better bank. And so, part of our culture, and again, I talked about culture being very important, part of our culture is this idea of constant improvement. Where you are today, there is another technology, there is another capability, there is the next low-hanging fruit to take advantage of an opportunity.

I don’t know how low efficiency ratios can go, quite frankly. I do know that they can go lower tomorrow than they were yesterday. That’s basically our operating philosophy. I talked about making sure we are taking advantage of opportunities for super growth, as we sometimes coin them. And what those are, our businesses or in fact, sometimes geographic areas, we are expanding our definition.
Quebec, for example, is a super growth opportunity for us. All of you in this room that are from Quebec would know that we don’t have as high a presence, given the population base that we should have in Quebec. So, we are actually skewing our energies to growing in Quebec faster than we are in other opportunities. So, that is — Quebec we see as a super growth opportunity for us for branch deployment. Just announced the opening of one just the other day.
Credit cards, great example. We have about 7.5% share. Well, if we have 21% share or 20% share or somewhere around there of the bank account business, why shouldn’t we have about that amount of the credit card, because our customers are likely to buy a credit card from us with a decent offering, if they have already shown a propensity to have another product. So, that’s where we focus our energies, taking advantage of wherever you have customer relationships to cross-sell into under-penetrated businesses.
Small business and commercial loans, another great opportunity to grow up with the great retail customer penetration we have and make sure we are referring those customers to our small business arm and our commercial arm. And on full service broker, as you know, we are rapidly growing out our number of customer [base facing] advisors, and as a result, we think we have great opportunities to grow.
So, I would say the overall message is that we are often told that the Canadian domestic opportunity for retail banks is that, well two things, that it can’t be all that good because you are bound by the oceans on both sides and it’s just not growing that fast, and that there can actually be no [bust-out] retail banking strategies, and that there eventually will always be reversion to the mean.
We actually would like to think that we have — with the results that we have had over the last number of years, that we actually have disproved that theory that there is both growth — earnings growth opportunities in Canada, and that there doesn’t necessarily have to be a reversion to the mean. And this is the — I guess, punch line story, which is if you look at the Canadian retail earnings growth over that same year, compared to the Canadian peers, just look at the Canadian peers, you would say great numbers, right, north of 10% over that period.
Our average has been basically about 15% higher over that same period of time. And you do that, as I said, in very simple ways. You are try and attract just a few more customers, you lose just a few less, and you focus on being great operators and great distributors. You take advantage of your super growth opportunities, and you make top choices when you have to mirror your expense and your revenue growth, and you would be extremely disciplined about it over the long-term.
So, moving to our U.S. growth platform, just a couple of points on this before I move to questions. You know that we have two [franchises], TD Banknorth and TD Ameritrade. A quick describer, if you didn’t know already, TD Banknorth, one of the 25 largest commercial banks in the U.S. Our ownership is 59.4%, and as we have noted, we have an intention to take it private over the next couple of months; 600 branches in the Northeast and about 9,000 employees.
TD Ameritrade, one of the largest online brokerages in the U.S., a dominant player. We have a 40.2% ownership, market cap 9.2, very small physical distribution network just in those geographic areas. We have a small footprint to be able to attract customers, and about a 4,000 customer base.
So, to conclude, we think TD is a different type of bank that has certainly a better growth and a much lower risk focus. I think I have proven that we have got a track record over the last number of years of being operators, and we actually generate better earnings growth than the competition, we hope to be able to continue that. And, that we have an emerging U.S. platform such that we can continue to grow it and be a dominant and top ten North American player for the future.

So with that, I will hand it over to questions.
QUESTION AND ANSWER
Unidentified Speaker
Thank you, Tim. I think we would open up to questions. I thought I would like to take the first one. In the U.S., I am not going to ask about the U.S., by the way, but just by way of reference, the inverted yield curve has — has played havoc with the banking model there and the fact is, it doesn’t seem to be normalizing anytime soon. But, we also have an inverted yield curve here in Canada and it doesn’t seem to be having much of an impact.
And I just wanted to ask you, is that because we haven’t started to see the impact of that on retail banking? Or, is there some sort of common sense explanation that you can provide for us why the shape of the yield curve and the [term] structure of interest rate doesn’t seem to be having that much of an impact on profitability?
Tim Hockey - The Toronto-Dominion Bank - Group Head Personal Banking, TD Bank Financial Group
I would say it’s because of the Canadian players generally, and not 100% by the way, it has had some impacts on some players. We have a very disciplined, short answer is we don’t play the carry trade, we haven’t for sometime, it’s very much our philosophy to not take advantage of — take advantage or take the risk of interest rate risk.
And so, we basically — have never played the carry trade. I think most of our competition would have a similar philosophy, but not 100%, so fully hedged, fully matched book is the short answer, and U.S. much less of a discipline around and much more desire to play the carry trade.
Unidentified Speaker
I guess the other thing I would ask, Tim, is I know you had mentioned super growth opportunities, and I know because of the acquisition of Canada Trust that you are below your natural market shares, as you would say in several key areas, I think credit card is an obvious one, and commercial banking would probably be another one.
How long do you think — like you are making progress and getting up to those market shares as you mentioned? I know those are very high, but at what point do you think you conduct — is this like a ten-year process or let’s say a five-year process? And by the way, your competitors I am sure have observed, that you are not in your market share — natural market share, and probably are quite happy about that, and work to keep it that way.
Tim Hockey - The Toronto-Dominion Bank - Group Head Personal Banking, TD Bank Financial Group
Right. And I would say that I have a general philosophy that says, when you do have a dominant market share, you should try and redefine the market, so it’s smaller because it gives you greater upside. If you take credit cards for example, one of the ways we measure credit cards growth, and it’s a great example because it does illustrate the opportunity, because we were forced by the government essentially to divest our MasterCard portfolio when we merged the two, is we have a lower share.
And we also have less customers that actually hold our cards, so that we know our actual penetration of our customers holding our card is about 40%. And so, you know that that is low relative to a traditional card supplier inside a universal bank. And so, just naturally moving that up by cross-selling our existing customers, that number should get north to 50% and 60% over the next few years at probably a couple of percentage points a year.
That will be outgrowing the market. And what’s nice about that model is that it’s a much cheaper acquisition model to cross-sell your existing customers, especially through the branches in credit cards than to try and cross-sell through the traditional methods that the monolines usually have. You have all seen it getting in your mailbox, the take one offers that you tend to rip up and throw away, because you get from many of them. The response rates on those have dropped so slowly, or to very low levels.
Our philosophy is to cross-sell existing customers. We think that’s an opportunity for many years to come. It’s — I don’t think it would be prudent for us to try and gain such large market share at a such a rate that we — that we discount the growth opportunities in other areas. We want to make sure that it’s a slow and steady double digit and consistent earnings story and we do that in many different ways.
So, market share in credit cards, for example, has gone up about 80 basis points in the last year, and I am quite happy with that rate because of the earnings stream that we have been able to put on for it as well.
Unidentified Speaker
Everybody is very shy today, but I will ask one more question. I think I promised you in the — as an aside before you started, I wouldn’t ask you anything outside of Canadian P&C, but just sort of half way there, I know sending Bharat Masrani down to TD Banknorth coming from Canada going into the U.S. And I know that you mentioned several of the metrics where the Canadian retail banks compare quite favorably to the U.S. retail banks.
Are there any obvious best practices, outside of just the asset liability management function, that TD is rightfully proud of that you feel that will help Banknorth over the medium term, I guess? Or, it’s just simply that the banking business model is just so different there, that it’s very hard to apply what you do well to what they do well?
Tim Hockey - The Toronto-Dominion Bank - Group Head Personal Banking, TD Bank Financial Group
I go back to the point I made about focusing on distribution. If you look at the Canadian marketplace versus the U.S. marketplace, the supply side of financial products and services is very different in the U.S. and Canada, clearly. But, the demand side, what the average Canadian consumer demand is not a lot different than what the average U.S. consumer.
They want a credit card, they want access to a bank account, they want a mortgage. The products that they might buy and sell are very different, but what the consumer wants is different — is quite the same. And what the consumer also wants is, what we are very good at. U.S. banks generally look north to the Canadian banks, I think, and say that they aspire to be the universal providers, and do it in a way that’s fairly efficient and fairly robust.
Canadian Banks is generally good — I think we, TD and TD Canada Trust in particular, are particularly good at what is the most transferable skill of the U.S., which is running very, very good distribution systems, whether it be the branch systems, whether it be the electronic channels, whether it be providing service, whether it be [hiving] that high performing carrying performance culture that I talked about earlier. There is many elements of what Bharat can bring to bear in the U.S. And our suggestion and I think you agree to this that one of the things you can do, that we can willing give him is part of our reward and recognition culture. Our ability to say it’s always about constant growth and delivering great consumer service, because they care about that a lot in the U.S. I think that’s a skill that we can transport quite readily.
Unidentified Speaker
Great, thank you.